Exhibit 99.1

            Ingles Markets, Incorporated Reports Increased
    Sales and Operating Income for Fourth Quarter and Fiscal 2005

    ASHEVILLE, N.C.--(BUSINESS WIRE)--Dec. 12, 2005--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increases in net sales of 6.4% and 8.4% for the year and fourth quarter of fiscal 2005, respectively, over the same periods of fiscal 2004 while income from operations increased 6.4% and 14.8% over the same periods. Net income totaled $26.6 million and $9.4 million for the year and fourth quarter of fiscal 2005, compared to $28.8 million and $10.8 million for the corresponding fiscal year 2004 periods. The declines in net income are due primarily to the absence of real estate sales in fiscal 2005.
    Commenting on the results, Robert P. Ingle, chief executive officer, said, "We could not be more pleased with our continued trend of solid sales growth and operating income improvements. Identifying and meeting our customers' needs continues to be our team's primary focus and the numbers prove their success. Our net income comparison was affected by having no real estate sales in fiscal 2005 and having several sales in 2004. We are confident that the underlying real estate value in the Company will continue to grow and provide a sound base for our shareholders."
    Each year in the Company's 42-year history, Ingles has achieved an increase in net sales. Net sales grew to $2.3 billion and $590.7 million for the year and fourth quarter of fiscal 2005, compared to $2.1 billion and $544.9 million for the year and fourth quarter of fiscal 2004. Comparable store sales growth was 6.1% and 7.5% for fiscal year 2005 and the fourth quarter of fiscal 2005, respectively. During fiscal 2005, Ingles opened four new stores, completed major remodel/expansions of two stores and closed three older stores. Capital expenditures totaled $59.9 million for fiscal 2005.
    While gross profit dollars increased 4.9% for fiscal 2005, gross profit as a percentage of sales, declined to 25.6% for fiscal 2005 from 26.0% for fiscal 2004, due primarily to the effect of lower overall margins in the pharmacy and gasoline departments. For the fourth quarter of fiscal 2005, gross profit dollars increased 8.2%, while as a percentage of sales, gross profit declined to 26.2% for the fourth quarter of fiscal 2005 compared to 26.3% for the fourth fiscal quarter of 2004.
    Operating expenses increased 4.4%, for fiscal 2005 over fiscal 2004, but decreased as a percentage of sales to 21.8% for fiscal 2005 compared to 22.3% for fiscal 2004. For the 2005 fourth fiscal quarter, operating expenses increased 6.8%, and also decreased as a percentage of sales to 22.0% for 2005 compared to 22.3% from fiscal 2004. The increased sales volume resulted in lower operating expenses as a percentage of sales as certain fixed costs were spread over higher sales volume.
    Net rental income decreased $0.9 million for fiscal year 2005 compared to fiscal year 2004 and increased $0.1 million in the fourth fiscal 2005 quarter compared to the 2004 fourth fiscal quarter. The sale of shopping centers in fiscal 2004 in which Ingles was not a tenant and the relocation of tenants to stand alone sites decreased gross rental income in fiscal 2005.
    Income from operations increased $5.6 million for fiscal 2005 over fiscal 2004, and $3.5 million for the fourth quarter of fiscal 2005 over the fourth quarter of fiscal 2004 primarily as a result of solid sales growth.
    Other income for fiscal year 2005 decreased $11.5 million over other income for fiscal 2004, primarily due to the absence of real estate sales in fiscal 2005. Fiscal 2004 included net gains on the disposals of property and equipment totaling $11.8 million. Other income for the fourth quarter decreased $6.3 million compared to the fourth quarter of fiscal year 2004 also due to the absence of real estate sales in the fourth quarter of fiscal 2005. The fourth quarter of fiscal 2004 included net gains on the disposals of property and equipment totaling $6.7 million.
    Interest expense for fiscal 2005 and the fourth quarter of fiscal 2005 decreased $2.8 million and $0.8 million, respectively, over fiscal 2004 and the fourth quarter of fiscal 2004, due primarily to a reduction in debt. Total short and long term debt at September 24, 2005, decreased $33.0 million to $569.4 million compared to $602.4 million at September 25, 2004.
    Net income for fiscal 2005 was $1.10 per share compared to $1.22 per share for fiscal 2004. Net income for the fourth quarter of fiscal 2005 was $0.39 per share compared to $0.45 per share in the fourth quarter of fiscal 2004.
    Robert P. Ingle, added, "In a time when many grocery chains have struggled under increased competition for food dollars, we could not be more proud of the loyalty of our customers and the dedication of our associates. Our sales growth remains strong, our operating philosophy is working and real estate values continue to grow in our operating area. We have been very pleased that the market is recognizing our value, as reflected in the growth in our stock price over the last year."

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2005 Form 10-K and Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.



                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                         Financial Highlights
                              (Unaudited)

                            Quarter Ended             Year Ended
                        ----------------------  ----------------------
                         Sept. 24,   Sept. 25,   Sept. 24,   Sept. 25,
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------

Net sales                 $590,243    $544,880  $2,273,941  $2,137,426
Gross profit               154,848     143,181     581,951     554,739
Operating and
 administrative
 expenses                  129,921     121,504     496,469     475,736
Rental income, net           1,879       1,669       6,162       7,088
Income from operations      26,806      23,346      91,644      86,091
Other income, net              824       7,162       2,147      13,687
Interest expense            12,371      13,120      50,921      53,739
Income taxes                 5,730       6,574      16,300      17,287
Net income                  $9,529     $10,814     $25,570     $28,752


Basic earnings per
 common share                $0.39       $0.45       $1.10       $1.22
Diluted earnings per
 common share                $0.39       $0.45       $1.10       $1.22

Additional selected information:
Depreciation and
 amortization expense      $14,428     $16,466     $56,992     $59,100
Rent expense                $6,494      $7,171     $27,075     $30,158


                 Condensed Consolidated Balance Sheets

                                                 Sept. 24,   Sept. 25,
                                                   2005        2004
                                                ----------  ----------
ASSETS
  Cash and cash equivalents                        $50,626     $80,594
  Receivables-net                                   39,079      34,450
  Inventories                                      204,113     189,432
  Other current assets                              10,639       9,063
  Property and equipment-net                       744,163     738,219
  Other assets                                      17,385      11,929
                                                ----------  ----------
TOTAL ASSETS                                    $1,066,005  $1,063,687
                                                ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term loans and current maturities
   of long-term debt                               $16,413     $33,827
  Accounts payable, accrued expenses and
   current portion of other long-term
   liabilities                                     184,462     154,914
  Deferred income taxes                             31,246      40,886
  Long-term debt                                   553,015     568,608
  Other long-term liabilities                        4,020       4,235
                                                ----------  ----------
    Total Liabilities                              789,156     802,470
  Stockholders' equity                             276,849     261,217
                                                ----------  ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                           $1,066,005  $1,063,687
                                                ==========  ==========



    CONTACT: Ingles Markets Incorporated
             Ron Freeman, 828-669-2941, Ext. 223